Exhibit 99.1

PRESS RELEASE

Community Bancorp. Reports Earnings and Dividend	January 26, 2011

Derby, Vermont	For immediate release

For more information, contact: Stephen Marsh, President & CEO at (802) 334-7915

Community Bancorp., the parent company of Community National Bank, has reported earnings for the fourth quarter ended December 31, 2010, of $1,486,758 or $0.31 per share compared to $1,043,822 or $0.22 per share for the fourth quarter of 2009. Earnings of $3,946,008 or $0.82 per share for the full year compare to $3,747,862 or $0.79 per share in 2009.

Total assets at year end were $545,932.649 compared to $505,287,097 at year end 2009, and deposits were $438,192,263 compared to $418,785,730 at year end 2009. The Bank’s loan portfolio continues to perform well, and increased by $9,173,691, with loans totaling $391,432,797 compared to $382,259,106 at year end 2009.

In commenting on the Company’s earnings, President and CEO Stephen Marsh said that the earnings increase is attributable to increased mortgage activity and lower interest costs induced by the record low rate environment, as well as lower operating costs.

Marsh said “We are very pleased with our operating results in 2010. We were able to increase earnings in a very tough economic environment, and grow the bank as well. We increased our Reserve for Loan Losses and feel that we are well positioned for the next economic upturn. The staff of the bank is to be commended for their hard work and total commitment to excellence. Because of their commitment, we continue to be a well-capitalized community bank serving the needs of our local communities, and doing it well.”

As previously announced, the Company has declared a quarterly cash dividend of $0.12 per share payable February 1, 2011 to shareholders of record as of January 15, 2011.

Community National Bank is an independent bank that has been serving its communities since 1851, with offices now located in Derby, Derby Line, Island Pond, Barton, Newport, Troy, St. Johnsbury, Montpelier, Barre, Lyndonville, Morrisville and Enosburg Falls.

Forward Looking Statements

This press release contains forward-looking statements, including, without limitation, statements about the Company’s financial condition, capital status, dividend payment practices, business outlook and affairs.  Although these statements are based on management’s current expectations and estimates, actual conditions, results, and events may differ materially from those contemplated by such forward-looking statements, as they could be influenced by numerous factors which are unpredictable and outside the Company’s control.  Factors that may cause actual results to differ materially from such statements include, among others, the following: (1) general economic or monetary conditions, either nationally or regionally, continue to decline, resulting in a deterioration in credit quality or diminished demand for the Company’s products and services; (2) changes in laws or government rules, or the way in which courts interpret those laws or rules, adversely affect the financial industry generally or the Company’s business in particular, or may impose additional costs and regulatory requirements; (3) interest rates change in such a way as to reduce the Company’s interest margins and its funding sources; and (4) competitive pressures increase among financial services providers in the Company’s northern New England market area or in the financial services industry generally, including pressures from nonbank financial service providers, from increasing consolidation and integration of financial service providers and from changes in technology and delivery systems.